Exhibit 107
Calculation of Filing Fee Tables
SC TO-T
(Form Type)

Chiesi Farmaceutici SpA
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	(1)	$ 1,878,176,213.78	0.0001381	$ 259,376.14
Fees Previously Paid		—		—
Total Transaction Valuation		$ 1,878,176,213.78
Total Fees Due for Filing				$ 259,376.14
Total Fees Previously Paid				$ 0.00
Total Fee Offsets				$ 0.00
Net Fee Due				$ 259,376.14

(1)
Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 53,240,888 issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of KalVista Pharmaceuticals, Inc. (the “Company”) multiplied by $27.00 (the “Offer Price”), (ii) 4,770,869 Shares issuable upon the exercise of outstanding options to purchase Shares with an exercise price that is less than the Offer Price multiplied by $13.62 (which is the Offer Price minus the weighted average exercise price for such options of $13.38 per Share), (iii) 3,686,552 Shares issuable upon the vesting or settlement of outstanding restricted stock units multiplied by the Offer Price, (iv) 46,104 Shares subject to outstanding purchase rights under the Company’s 2017 Employee Stock Purchase Plan (assuming a purchase price equal to the fair market value of a Share on the first day of the current offering period) multiplied by the Offer Price, (v) the product of (A) 1,630,000 Shares issuable upon the exercise of any outstanding warrants issued by the Company and (B) the difference between the Offer Price and $0.001 (which is the exercise price for such warrants), and (vi) 8,551,960 Shares reserved for future issuance upon conversion of the convertible senior notes issued under the Convertible Senior Notes Indenture multiplied by the Offer Price. The calculation of the filing fee is based on information provided by the Company as of May 6, 2026.

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for Fiscal Year 2026, effective October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2 - Fee Offset Claims and Sources	☑Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims	N/A	N/AN/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/AN/A	N/A